Exhibit 99.1

Telestone Technologies Corporation Announces Second Quarter Financial Results

Net Income $.18 per share vs. $0.09 per share

New York, New York, August 14, 2006 (MARKET WIRE via COMTEX) - Telestone Technologies Corporation (AMEX:TST), a leading provider of wireless communication coverage solutions primarily in China announced financial results for their Second quarter ending June 30, 2006. Revenues in Q2 were $5.2 million up 18.51% from $4.4 million in Q2 of 2005. Product sales increased 28.31% as compared to the corresponding period last year as a result of China Mobile and China Telecom increasing their capital expenditures on networks. Revenue in Q2 from China Mobile and China Telecom increased 94.36% and 300.21% respectively as compared to the same period in 2005. Gross margins for Q2 2006 was 49.47% as compared to 46.73% in Q2 2005.

Net income for Q2 in 2006 was $1519K or $0.18 per share (basic) as compared to $784K or $0.09 per share (basic) for Q2 of 2005. Therefore, net income increased 93.75% as compared to the same period in 2005. The period-to-period increase in net income was primarily due to 1) an increase in revenue and, 2) net income of system integration service sales increased prominently and, 3) financial expense decreased, 4) we had effective control operating expense especially in decreasing of general and administrative expenses, making a big progress on accounts receivable, lowering the turnover periods of accounts receivable and lessening provision for bad and doubtful debt. For the three months of Q2 2006, sales and marketing expenses were $576,000, accounting for 11.04% of the total revenues, as compared to $630,000, or 14.31% of total revenues for the corresponding period in 2005. Sales and marketing expenses had a period-to-period decrease of 8.57%.

Telestone Chairman and CEO, Mr. Daqing Han said, “we have accelerated our business model with China Mobile and China Telecom. We are very proud of our concentrated team effort in strategically positioning our products in the wireless coverage market of China.”

Sales and marketing expenses increased in the second quarter of 2005 was due to our efforts to expand our product sales range, penetrate into new markets, opening new branches and representative offices, as well as investments related to business expansion in new markets. In the second quarter of 2006 our businesses benefited from previous investment, so we can spend less to supporting businesses development compared to same period of last year.

For the three months of Q2 2006, general and administrative expenses were $205,000 accounting for 3.93% of the total revenues, as compared to $445,000, or 10.10% of the total revenues for the corresponding period in 2005. General and administrative expenses had a period-to-period decrease of 53.93%. The major reasons for the decrease in general and administrative expenses were due to our efforts to optimize the structure of the company, improve work efficiency and cut the level of daily expenses.

For Q2 of 2006, R & D expenses were $167,000, accounting for 3.20% of the total revenues, as compared to $146,000, or 3.32% of the total revenues for the corresponding period in 2005. R & D expenses had a period-to-period increase of 14.38%. We have directed some of our R&D efforts towards investing into wireless telecommunications research and development, primarily 3G related technologies and applications. We expect these research activities will enhance our technologies, reduce the cost of existing products and create future revenue streams through the launch of new products.

The company expects that it will have a good performance on revenue. Form the business view, the company will speed up the development in Shanghai Mobile and Shanghai Telecom, Beijing Mobile and Beijing Unicom, and Guangdong Telecom. Meanwhile the company will explore the oversea markets step by step. Based on the company current businesses development, the company believes the growth of revenue will achieve 20%-30% in 3Q 2006.

The company will continue to make efforts to improve management. The net income of the 3Q is expected to be considerable. During the second quarter there was great improvement in collection of our accounts receivable. The company believes our accounts receivable turnover will be changed largely in 3Q 2006.

Telestone Technologies Corporation
Condensed Consolidated Statements of Operation

		(Unaudited)		(Unaudited)
		Three months ended June 30,		Six months ended June 30,
		2006	2005	2006	2005
	Note	US$’000	US$’000	US$’000	US$’000
Operating revenues
Net sales of equipment		3,571	2,783	6,826	5,635
Service income		1,648	1,621	2,168	2,302

		5,219	4,404	8,994	7,937
Operating expenses
Equipment and services		2,637	2,346	4,445	3,892
Sales and marketing		576	630	1,230	1,220
General and administrative		205	445	508	916
Research and development		167	146	280	154
Depreciation and amortization		42	53	98	96

Total operating expenses		3,627	3,620	6,561	6,278

Operating income		1,592	784	2,433	1,659
Interest expense		-	(2)	-	(22)
Other income, net		141	2	145	6

Income before income taxes		1,733	784	2,578	1,643
Income taxes	6	(214)	-	(342)	-

Net income		1,519	784	2,236	1,643

Earnings per share:	3

Weighted average number of shares outstanding
Basic		8,602,106	8,528,590	8,592,824	8,420,393
Dilutive effect of warrants		121,043	154,892	104,738	205,021

Diluted		8,723,149	8,683,482	8,697,562	8,625,414

Net income per share of common stock

Basic:
Net income		0.18	0.09	0.26	0.20

Diluted:
Net income		0.17	0.09	0.26	0.19

The accompanying notes are an integral part of these condensed consolidated financial statements.

Telestone Technologies Corporation
Condensed Consolidated Balance Sheets

		(Unaudited) As of June 30, 2006	As of December 31, 2005
	Note	US$’000	US$’000
ASSETS
Current assets
Cash and cash equivalents		3,824	3,605
Accounts receivable	4	22,807	22,530
Due from related parties	7	1,462	1,322
Inventories - Finished goods		4,404	2,287
Prepayment		223	535
Other current assets		273	240

Total current assets		32,993	30,519

Property, plant and equipment, net		866	1,031

Total assets		33,859	31,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loan		1,239	-
Accounts payable - Trade		4,811	4,223
Customer deposits for sales of equipment		2	4
Due to related parties	7	1,989	2,133
Taxes payable		4,563	5,556
Accrued expenses and other accrued liabilities		1,013	1,703

Total current liabilities		13,617	13,619

Commitments and contingencies	9
Minority interests
Stockholders’ equity
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued		-	-
Common stock and paid-in capital, US$0.001 par value:
Authorized - 100,000,000 shares as of June 30, 2006 and December 31, 2005		-	-
Issued and outstanding - 8,567,106 shares as of June 30, 2006 and 8,060,106 shares as of December 31, 2005		8	8
Dedicated reserves		2,131	2,131
Additional paid-in capital		7,476	7,401
Other comprehensive income		365	365
Retained earnings		10,262	8,026

Total stockholders’ equity		20,3242	17,931

Total liabilities and stockholders’ equity		33,859	31,550

The accompanying notes are an integral part of these condensed consolidated financial statements.

Telestone Technologies Corporation
Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Six months ended June 30,
	2006	2005
	US$’000	US$’000
Cash flows from operating activities
Net income	2,236	1,643
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	98	96
Provision for doubtful accounts	-	169
Changes in assets and liabilities:
Accounts receivable	(277)	(3,572)
Inventories, net	(2,117)	(499)
Due from related parties	(140)	(55)
Gain on disposal of PPE	(138)	(66)
Prepayment	313	(163)
Other current assets	(34)	82
Accounts payable	588	600
Due to related parties	(144)	(88)
Customer deposits for sales of equipment	(2)	22
Taxes payable	(993)	205
Accrued expenses and other accrued liabilities	(690)	722

Net cash used in operating activities	(1,300)	(904)

Cash flows from investing activities
Purchase of property, plant and equipment	(27)	(314)
Proceeds from disposal of PPE	232

Net cash used in investing activities	205	(314)

Cash flows from financing activities
Proceeds from short-term bank loan	1,239	-
Proceeds from issuance of shares	75	1,071

Net cash provided by financing	1,314	1,071

Net increase (decrease) in cash and cash equivalents	219	(147)

Cash and cash equivalents, beginning of the period	3,605	2,230

Cash and cash equivalents, end of the period	3,824	2,083

The accompanying notes are an integral part of these condensed consolidated financial statements.

About Telestone Technologies Corporation

The Company and its subsidiaries provide wireless communications coverage solutions primarily in the People's Republic of China. These solutions include products such as repeaters, antennas and radio accessories. In addition, the Company provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone Technologies currently has approximately 414 employees. Additional information on the Company can be found at www.telestonecorp.com.

SAFE HARBOR Information in this news release or on this website may contain statements about future expectations, plans, prospects or performance of Telestone Technologies Corporation ("Telestone") that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "believed," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. Telestone cautions you that any forward-looking information provided by or on behalf of Telestone is not a guarantee of future performance. None of the information on this website constitutes an offer to sell securities or investment advice of any kind, and visitors should not base their investment decisions on information contained in this website. Telestone's actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Telestone's control, in addition to those discussed in Telestone's press releases, public filings, and statements by Telestone's management, including, but not limited to, Telestone's estimate of the sufficiency of its existing capital resources, Telestone's ability to raise additional capital to fund future operations, Telestone's ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities and, in identifying contracts which match Telestone's capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Telestone does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

For additional information please contact:

Telestone Technologies Corporation

Mark Miller
Corporate Communications

275 Madison Avenue, 6th Floor
New York, NY 10016
Tel: (212) 880-3794
Fax: (212) 880 4241
mmeastwest@hotmail.com